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                                                                  Exhibit (a)(8)


                        FORM OF NOTICE TO OPTIONHOLDERS,
                             DATED JANUARY 27, 2004

                                [Sct Letterhead]


         A few weeks ago, the Company sent you a packet providing details about the Company's offer to purchase your stock options in exchange for a cash payment as described in the offer materials. Please note that there will not be a "subsequent offering period" as discussed in the offer materials, so in order to participate in this offer, the Company must receive your signed election form as soon as possible, but no later than the expiration of the offer, which is currently scheduled for February 12, 2004. If you wish to tender your options, you should submit only the election form, not the withdrawal form. The withdrawal form is to be completed only if you have already tendered your options and you decide to withdraw your tender prior to the expiration of the offer.

         Supplemental offer materials are being filed with the Securities and Exchange Commission. We encourage you to review these materials, which you can access on the Company's website at www.sct.com and clicking "Investors," SEC filings, and then "Additional SEC Filings on Nasdaq.com," and then "Schedule TO-I/A" filed on January 27, 2004.

         Your completed form should be returned to my attention at 4 Country View Road, Malvern, PA 19335 or it can be faxed to 610-578-7411 (an original is preferable). If you decide to hand-deliver it, I am located in Building 2 on the 3rd Floor.

         The Board of Directors has recommended that you elect to tender your options in the offer.

         Please feel free to call if you have any questions.



                                       Mary Ellen Roth
                                       Treasury Assistant
                                       SCT
                                       610-578-5206
                                       610-578-7411 fax
                                       meroth@sct.com